Exhibit 99.1

          FRONTIER AIRLINES REPORTS FISCAL THIRD QUARTER 2007 RESULTS

    DENVER, Jan. 25 /PRNewswire-FirstCall/ -- Frontier Airlines Holdings, Inc. (Nasdaq: FRNT) today reported a net loss of $14.4 million, or $0.39 per diluted share, for the airline's third fiscal quarter ended December 31, 2006 compared to a net loss of $10.3 million, or $0.28 per diluted share, for the same period last year. Included in the net loss for the quarter ended December 31, 2006 was non-cash mark to market derivative gains, which decreased fuel expense by $1.4 million. This item, net of income taxes, decreased Frontier's net loss by $0.02 per diluted share for the quarter ended December 31, 2006. Included in the net loss for the quarter ended December 31, 2005 were the following items before the effect of income taxes: unrealized losses on fuel hedges of $1.5 million and gains of $0.3 million related primarily to the sale of Boeing parts held for sale. These items, net of income taxes, increased Frontier's net loss by $0.03 per diluted share.

    Two major snow storms in Denver, Colorado in December 2006 had a significant negative impact on Frontier's operating results for the quarter ended December 31, 2006. Frontier cancelled 875 flights affecting 105,000 passengers as a result of these storms. One storm completely shut down Frontier's primary operating hub, Denver International Airport (DIA), for almost 48 hours. The Company estimates that the snow storms reduced revenue by approximately $12.2 million from its mainline operation and by another $1.0 million from its regional jet service, operated by Horizon Air. In addition, the storms increased many variable costs including $1.2 million in additional glycol expenses over the prior year and $0.9 million in additional wages related to station personnel and flight crews, offset by a reduction of fuel, landing fees, maintenance expenses and catering expenses of $3.3 million. The net after-tax impact from the snowstorms on the December 2006 quarterly results was estimated to be $0.27 per diluted share.

    Chief Executive Officer's Comments

    Frontier President and CEO Jeff Potter said, "The irony of this quarter's disappointing loss is that it belies the fact that during a two-week window our employees engaged in some of the hardest work and put forth some of the greatest efforts on behalf of this Company we have ever seen. I am referring of course to the series of winter storms that laid siege to our hub over some of the busiest travel days of the year from just before Christmas through the heaviest travel days of the New Year holiday. Our employees, many of whom spent several consecutive days at the airport and at reservations, worked tirelessly to accommodate over 100,000 passengers that were displaced by DIA's closure. The end result of the storms was a pre-tax financial impact estimated to be approximately $11.9 million. However, if there is a silver lining, it is that our employees did what they do best when staring adversity in the face -- and this was probably the greatest challenge in our history as an airline excluding the events of September 11, 2001 -- they faced the challenges head on and became, in my eyes, the heroes of an otherwise dismal story.

    "Looking beyond the immediate impact of the storms and a three percent year-over-year decrease in average fare attributable to the intensely competitive Denver market, we see a brighter picture on the horizon. We made several announcements during and since the quarter end that we believe will have a substantially positive impact on our future ability to generate incremental revenue through our hub. Specifically, we believe that our regional expansion with Republic Airlines, which will operate 17 Embraer 170 aircraft for us, and our new subsidiary, Lynx Aviation, which will operate ten 74-seat Q400 aircraft by the end of 2007, will further leverage the revenue generating capacity of our Denver hub complex and diversify our exposure to Denver origin and destination competition. In addition, our new marketing and referral partnership with AirTran is proving to be as successful as we had initially anticipated and we believe will provide additional revenue support during slower months."

    Operating Highlights

    During the quarter ending December 31, 2006, Frontier completed 96.67 percent of all domestic flights, down from 99.80 percent over the same period last year. 81.4 percent of all Frontier domestic flights arrived within the Department of Transportation's (DOT) established on-time criteria of 14 minutes within scheduled arrival time.

    Mainline passenger revenue increased 9.2 percent as mainline revenue passenger miles (RPMs) grew at a rate of 8.2 percent during the fiscal third quarter, while mainline capacity growth as measured by mainline ASMs increased
9.5 percent from the same quarter last year. As a result, the airline's mainline load factor was 71.2 percent for its fiscal third quarter of 2007, 0.9 load factor points less than the mainline load factor of 72.1 percent during the same quarter last year. The airline's mainline break-even load factor, excluding special items, for the fiscal third quarter 2007 increased 2.8 load factor points from 74.7 percent in the fiscal third quarter of 2006 to 77.5 percent. This year over year increase was primarily the result of a 3.0 percent increase in mainline cost per available seat mile (CASM).

    The negligible 0.1 percent increase in mainline RASM was driven by a year-over-year increase of 1.3 percent in mainline passenger yield per RPM, offset by the 0.9 load factor point decrease.

    Mainline fuel cost per gallon, including non-cash mark to market derivative adjustments, was $2.12 during the quarter ended December 31, 2006, compared to $2.21 during the quarter ended December 31, 2005, a decrease of 4.1 percent.

    The airline's mainline CASM for the fiscal third quarter, excluding fuel, was 6.57 cents compared to 6.17 cents for the same quarter last year, an increase of 6.5 percent. Mainline CASM, excluding fuel, for the quarter ended December 31, 2006 increased primarily due to 86.6 million un-flown mainline ASMs resulting from the snow storms, as well as approximately $0.9 million in start-up costs for Lynx Aviation and $1.0 million in a rent rate adjustment that Los Angeles International Airport applied retroactively from January 1, 2006 in December 2006.

    The Company's current unrestricted cash and working capital as of December 31, 2006 was $191.6 million and $33.6 million, respectively. This compares to the Company's unrestricted cash and working capital for the same period last year of $222.7 million and $113.9 million, respectively.

    The airline's fleet in service on December 31, 2006 consisted of 18 owned Airbus A319 and A318 aircraft and 37 leased Airbus A319 and A318 aircraft.

    Business developments during the quarter and through January 2007 included:

    * Frontier's flight attendants voted against union representation by the International Brotherhood of Teamsters (IBT) in November, 2006. This is the fifth time Frontier's flight attendants have voted against union representation.

    * Partnered with AirTran Airways to create the first ever low cost carrier referral and frequent flyer partnership in the industry that offers travelers the ability to reach more than 80 destinations across four countries. This partnership enables both airlines to increase destination options by linking phone and online reservations systems as well as enabling Frontier's EarlyReturns and AirTran's A+ Rewards members to earn and redeem mileage/travel credits on both airlines.

    * Frontier Airline Pilots Association ("FAPA") announced a tentative agreement on a new collective bargaining agreement shortly after quarter end in January, 2007. If approved by FAPA membership, the new four-year agreement would amend the previous five-year contract signed in May 2000. The tentative agreement was presented to the pilot group for ratification in mid-January with approval from the pilot group expected in mid-February. If approved, it is expected that the agreement would become effective around March 1, 2007.

    * Announced an agreement with Republic Airlines, Inc. ("Republic") shortly after quarter-end, under which Republic will operate for Frontier up to 17 Embraer 170 aircraft with capacity of 76-seats. The service is scheduled to begin on March 4, 2007 and will replace the Company's current agreement with Horizon Air, which will expire with the return of its last aircraft in December, 2007.

    * Distributed a Request for Proposal (RFP) to over 65 communities in an effort to target best prospects for regional expansion with Q400s and Embraer 170 aircraft.

    * Voted "Best Low Cost Carrier in the U.S." in Business Traveler Magazine's 18th annual Readers' Choice Business Travel Survey.
    * Announced new non-stop service between Denver and Hartford to begin March 2, 2007.

    * Announced new non-stop service between Denver and Vancouver to begin May 5, 2007. Vancouver is Frontier's second Canadian destination.

    * Announced new non-stop service from San Jose and Sacramento to Los Cabos, which is scheduled to start in March, 2007.

    *  Began new service between San Francisco and Las Vegas.
    * Began new Mexico service between Los Angeles and Los Cabos, San Diego and Cancun and between Denver and Guadalajara, Frontier's eighth Mexican market and first interior Mexican destination.

    *  Appointed Rita Cuddihy to Frontier's Board of Directors.

    Potter concluded, "Looking ahead, we have announced service to a number of new destinations that will begin in the next three to six months, including new service from San Jose and Sacramento to Los Cabos; Denver's first and only non-stop service to Louisville; and Denver service to Vancouver, our second Canadian destination. In addition, we are approaching peak travel season for our growing Mexico service, a solid revenue generator for Frontier which will represent approximately 13 percent of our capacity during the spring break peak of March. However, we continue to suffer some adverse effects from the winter storms of December, and subsequent storms which continue to impact our Denver hub, even as recently as this week."

    Senior leadership will host a conference call to discuss Frontier's quarterly earnings on January 26, 2007, at 9:00 a.m. Mountain Standard Time. The call is available via the World Wide Web on the airline's Web site at www.FrontierAirlines.com or using the following URL:
http://www.vcall.com/IC/CEPage.asp?ID=113217

    About Frontier Airlines Holdings, Inc.
    Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines, Inc. Currently in its 13th year of operations, Frontier Airlines is the second largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. With 55 aircraft and one of the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with its regional jet fleet, operated by Horizon Air, Frontier offers routes linking its Denver hub to 55 destinations including 46 U.S. cities in 28 states spanning the nation from coast to coast, eight cities in Mexico and one city in Canada. In November of 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. In December of 2006 Frontier was designated "Best Low Cost Carrier" in the U.S. by the readers of Business Traveler magazine. For more in-depth information on Frontier Airlines, please visit our website at www.FrontierAirlines.com.

    Legal Notice Regarding Forward-Looking Statements

    Statements contained in this press release that are not historical facts, including certain statements of belief by Mr. Potter and projections of future performance, may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: further downward pressure on airfares due to competition, demand or other factors; continuing adverse effects of high fuel costs; increased prices for fuel and the inability to recover these higher fuel costs in airfares; actions of competing airlines, such as increasing capacity and pricing actions of United Airlines, Southwest Airlines, and other competitors, particularly in some of our Mexico destinations due to the increase in the number of domestic airlines authorized to serve Mexican markets from the U.S.; unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel; negative public perceptions associated with increased security wait times at various domestic airports; the inability to secure adequate gate facilities at Denver International Airport and at other airports where Frontier operates; weather, maintenance or other operational disruptions; air traffic control-related difficulties; the impact of labor issues; actions of the federal and local governments; changes in the government's policy regarding relief to the airline industry, especially as it relates to war risk insurance; and the stability of the U.S. economy and the economic environment of the airline industry; and new business strategies such as the start-up of a new subsidiary using a different type of aircraft and operating in different markets and its ability to obtain the necessary regulatory approvals and licenses as and when planned. Any forward-looking statement is qualified by reference to these risks and factors. These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2006. The Company's filings are available from the Securities and Exchange Commission or may be obtained through the Company's website, www.frontierairlines.com.

                          -Financial Tables To Follow-

                        FRONTIER AIRLINES HOLDINGS, INC.
                         CONSOLIDATED BALANCE SHEET DATA
                                   (unaudited)

                                     December 31,    December 31,
                                        2006            2005
                                     ------------    ------------
                                           (in thousands)
Balance Sheet Data:
Cash and cash equivalents            $    191,587    $    222,680
Current assets                            317,100         346,151
Total assets                              975,702         916,986
Current liabilities                       283,516         232,238
Long-term debt                            437,191         410,866
Total liabilities                         753,972         681,069
Stockholders' equity                      221,730         235,917
Working capital                            33,584         113,913

                        FRONTIER AIRLINES HOLDINGS, INC.
                CONSOLDIATED STATEMENTS OF OPERATIONS (Unaudited)
         FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2006 AND 2005
                      (in thousands, except per share data)

                                          Three Months Ended             Nine Months Ended
                                     ----------------------------   ---------------------------
                                     December 31,    December 31,   December 31,   December 31,
                                         2006            2005           2006           2005
                                     ------------    ------------   ------------   ------------
Revenues:
  Passenger -
   mainline                          $    237,912    $    217,812   $    783,996   $    655,276
  Passenger -
   regional partner                        22,593          23,490         75,053         69,835
  Cargo                                     1,653           1,462          5,234          4,054
  Other                                     4,284           4,199         14,078         12,631
     Total revenues                       266,442         246,963        878,361        741,796
Operating expenses:
  Flight operations                        39,111          35,188        118,094        104,097
  Aircraft fuel                            81,593          77,649        273,457        208,391
  Aircraft and engine
   lease                                   27,553          23,371         80,761         70,274
  Aircraft and
   traffic servicing                       43,078          35,184        120,186        101,050
  Maintenance                              22,403          18,487         65,067         57,015
  Promotion and sales                      23,435          19,852         76,352         60,369
  General and
   administrative                          12,657          12,481         41,370         36,803
  Operating expenses
   - regional partner                      26,163          29,144         83,679         79,569
  Aircraft lease and
   facility exit costs                       --              --              (14)         3,365
  Gains on sales of
   assets, net                                 (8)           (274)          (655)          (965)
  Depreciation                              8,923           7,545         24,759         21,080
     Total operating
      expenses                            284,908         258,627        883,056        741,048
   Business
    interruption
    insurance
    proceeds                                 --              --              868           --
     Operating income
      (loss)                              (18,466)        (11,664)        (3,827)           748
Nonoperating income
 (expense):
  Interest income                           3,824           2,560         11,980          5,835
  Interest expense                         (7,889)         (5,709)       (22,561)       (14,871)
  Other, net                                 (184)            (53)          (110)          (203)
     Total nonoperating
      expense, net                         (4,249)         (3,202)       (10,691)        (9,239)
Loss before income tax
 expense                                  (22,715)        (14,866)       (14,518)        (8,491)
Income tax benefit                         (8,309)         (4,576)        (4,578)        (2,372)
Net loss                             $    (14,406)   $    (10,290)  $     (9,940)  $     (6,119)
Loss per share:
   Basic and diluted                 $      (0.39)   $      (0.28)  $      (0.27)  $      (0.17)
Weighted average shares
  of common stock
  outstanding:
    Basic and diluted                      36,617          36,188         36,602         36,128

                        FRONTIER AIRLINES HOLDINGS, INC.
                        COMPARATIVE OPERATING STATISTICS
                                   (unaudited)

                          Quarters Ended                         Nine Months Ended
                           December 31,                              December 31,
                     -----------------------                  -----------------------
                        2006         2005        Change          2006         2005        Change
                     ----------   ----------   ----------     ----------   ----------   ----------
Selected
 Operating
 Data -
 Mainline:
Passenger
 revenue
 (000s)              $  237,912   $  217,812          9.2%    $  783,996   $  655,276         19.6%
Revenue
 passengers
 carried
 (000s)                   2,086        1,872         11.4%         6,918        5,784         19.6%
Revenue
 passenger
 miles
 (RPMs)
 (000s)               1,919,890    1,774,114          8.2%     6,443,388    5,555,093         16.0%
Available
 seat miles
 (ASMs)
 (000s)               2,694,959    2,461,668          9.5%     8,373,036    7,326,080         14.3%
Passenger
 load
 factor                    71.2%        72.1%        (0.9)pts.      77.0%        75.8%         1.2pts.
Break-even
 load
 factor(1)                 77.5%        74.7%         2.8pts.       77.4%        75.2%         2.2pts.
Block hours              56,761       50,968         11.4%       173,382      149,323         16.1%
Departures               23,644       20,835         13.5%        72,431       61,338         18.1%
Average seats
 per
 departure                129.7        129.4          0.2%         129.6        129.4          0.2%
Average stage
 length                     879          913          3.7%           892          923         (3.4)%
Average
 length of
 haul                       920          948         (3.0)%          931          960         (3.0)%
Average daily
 block hour
 utilization               11.2         11.3         (0.9)%         11.8         11.4          3.5%
Passenger
 yield per
 RPM (cents)
 (2), (3)                 12.20        12.04          1.3%         12.05        11.65          3.4%
Total yield
 per RPM
 (cents)                  12.70        12.60          0.8%         12.47        12.10          3.1%
Passenger
 yield per
 ASM (cents)               8.69         8.68          0.1%          9.28         8.84          5.0%
Total yield
 per ASM
 (cents)                   9.05         9.08         (0.3)%         9.59         9.17          4.6%
Cost per
 ASM (cents)               9.60         9.32          3.0%          9.55         9.03          5.8%
Fuel expense
 per ASM
 (cents)                   3.03         3.15         (3.8)%         3.27         2.84         15.1%
Cost per ASM
 excluding
 fuel
 (cents)(4)                6.57         6.17          6.5%          6.28         6.19          1.5%
Average fare         $   101.68   $   104.72         (2.9)%   $   102.76   $   103.42         (0.6)%
Average
 aircraft
 in service                55.0         49.0         12.2%          53.5         47.8         11.9%
Aircraft in
 service at
 end of period             55.0         49.0         12.2%          55.0         49.0         12.2%
Average age
 of aircraft
 at end of
  period                    3.1          2.4         29.2%           3.1          2.4         29.2%
Average fuel
 cost per
 gallon              $     2.12   $     2.21         (4.1)%   $     2.28   $     1.98         15.2%
Fuel gallons
 consumed
 (000's)                 38,535       35,076          9.9%       119,935      105,329         13.9%

                        FRONTIER AIRLINES HOLDINGS, INC.
                        COMPARATIVE OPERATING STATISTICS
                             (unaudited), Continued

                                 Quarters Ended                             Nine Months Ended
                                   December 31,                               December 31,
                            -------------------------                   -------------------------
                               2006          2005         Change           2006          2005         Change
                            -----------   -----------   -----------     -----------   -----------   -----------
Selected Operating Data
 - Regional Partner:
Passenger revenue
(000s)                      $    22,593   $    23,490         (3.8)%    $    75,053   $    69,835           7.5%
Revenue passengers
 carried (000s)                     215           228          (5.7)%           720           695           3.6%
Revenue passenger
 miles (RPMs) (000s)            140,401       156,565         (10.3)%       457,635       442,278           3.5%
Available seat miles
 (ASMs) (000s)                  203,705       215,077          (5.3)%       619,229       608,194           1.8%
Passenger load factor              68.9%         72.8%         (3.9)pts        73.9%         72.7%          1.2pts
Passenger yield per
 RPM (cents) (2)                  16.09         15.00           7.3%          16.40         15.79           3.9%
Yield per ASM (cents)             11.09         10.92           1.6%          12.12         11.48           5.6%
Cost per ASM (cents)              12.84         13.55          (5.2)%         13.51         13.08           3.3%
Average fare                $    105.31   $    103.13           2.1%    $    104.19   $    100.54           3.6%
Aircraft in service
 at end of period                     9             9            --               9             9            --

                                 Quarters Ended                             Nine Months Ended
                                   December 31,                               December 31,
                            -------------------------                   -------------------------
                               2006          2005         Change           2006          2005         Change
                            -----------   -----------   -----------     -----------   -----------   -----------
Selected Operating
 Data - Combined:
Passenger
 revenue (000s)             $   260,505   $   241,302           8.0%        859,049   $   725,111          18.5%
Revenue
 passengers
 carried (000s)                   2,301         2,100           9.6%          7,638         6,479          17.9%
Revenue
 passenger
 miles (RPMs)
 (000s)                       2,060,291     1,930,679           6.7%      6,901,023     5,997,371          15.1%
Available
 seat, (ASMs)
 (000s)                       2,898,664     2,676,745           8.3%      8,992,265     7,934,274          13.3%
Passenger load
 factor                            71.1%         72.1%         (1.0)pts.       76.7%         75.6%          1.1pts.
Passenger
 yield per RPM
 (cents) (2)                      12.47         12.28           1.5%          12.34         11.96           3.2%
Total yield per
 RPM (cents)                      12.93         12.79           1.1%          12.73         12.37           2.9%
Yield per ASM
 (cents)                           8.86          8.86            --            9.47          9.04           4.8%
Total yield per
 ASM (cents)                       9.19          9.23          (0.4)%          9.77          9.35           4.5%
Cost per ASM
 (cents)                           9.83          9.66           1.8%           9.82          9.34           5.1%

1. "Break-even load factor" is the passenger load factor that will result in operating revenues being equal to operating expenses, net of certain adjustments, assuming constant yield per RPM and no change in ASMs. Break-even load factor as presented above may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe that presentation of break-even load factor calculated after certain adjustments is useful to investors because the elimination of special or unusual items allows a meaningful period-to-period comparison. Furthermore, in preparing operating plans and forecasts we rely on an analysis of break-even load factor exclusive of these special and unusual items. Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.

     A reconciliation of the components of the calculation of break-even load factor is as follows:


                                      Three months Ended           Nine Months Ended
                                          December 31,                December 31,
                                   -------------------------   -------------------------
                                      2006          2005          2006          2005
                                   -----------   -----------   -----------   -----------
                                        (In thousands)              (In thousands)
Net loss                           $    14,406   $    10,290   $     9,940   $     6,119
  Income tax benefit                     8,309         4,576         4,578         2,372
  Passenger revenue                    237,912       217,812       783,996       655,276
  Revenue - regional partner            22,593        23,490        75,053        69,835
  Charter revenue                       (3,688)       (4,251)       (7,293)       (7,959)
  Operating expenses - regional
   partner                             (26,163)      (29,144)      (83,679)      (79,569)

  Passenger revenue - mainline
  (excluding charter and
   regional partner revenue)
   required to break even
   (based on GAAP amounts)         $   253,369   $   222,773   $   782,595   $   646,074

  Non-GAAP adjustments:
      Aircraft and facility
       lease exit costs                     --            --            --        (3,365)
      Gain  on sales of assets               8           274           656           965
      Mark to market derivative
       gains/(losses) on fuel
       contracts                         1,394        (1,529)       (2,306)       (2,254)
Passenger revenue - mainline
(excluding charter and regional
 partner revenue) required to
 break-even (based on adjusted
 amounts)                          $   254,771   $   221,518   $   780,945   $   641,420

                                      Three months Ended           Nine Months Ended
                                          December 31,                December 31,
                                   -------------------------   -------------------------
                                      2006          2005          2006          2005
                                   -----------   -----------   -----------   -----------
                                        (In thousands)              (In thousands)
Calculation of mainline
 break-even load factor using
 GAAP amounts:
Passenger revenue- mainline
 (excluding charter and
 regional partner revenue)
 required to break even
 (based on GAAP amounts)
 ($000s)                           $   253,369   $   222,773   $   782,595   $   646,074
Mainline yield per RPM (cents)           12.20         12.04         12.05         11.65

Mainline revenue passenger
 miles (000s) to break even
 assuming constant yield
 per RPM                             2,076,795     1,850,274     6,494,564     5,545,700
Mainline available seat miles
 (000's)                             2,694,959     2,461,668     8,373,036     7,326,080
Mainline break-even load factor
 using GAAP amounts                       77.1%         75.2%         77.6%         75.7%

Calculation of mainline
 break-even load factor
 using non-GAAP amounts:

Passenger revenue (excluding
 charter and regional partner
 revenue) required to break
 even (based on adjusted
 amounts) ($000s)                  $   254,771   $   221,518   $   780,945   $   641,420
Mainline yield per RPM (cents)           12.20         12.04         12.05         11.65

   Mainline revenue passenger
    miles (000s) to break even
    assuming constant yield
    per RPM                          2,088,287     1,839,851     6,480,872     5,505,751
Mainline available seat miles
 (000's)                             2,694,959     2,461,668     8,373,036     7,326,080
Mainline break-even load
 factor using non-GAAP amounts            77.5%         74.7%         77.4%         75.2%

2. "Passenger yield per RPM" is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

3. For purposes of these yield calculations, charter revenue is excluded from passenger revenue. These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission. We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs. Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP. The calculation of passenger revenue excluding charter revenue is as follows:

                                      Three Months Ended           Nine Months Ended
                                          December 31,                December 31,
                                   -------------------------   -------------------------
                                      2006          2005          2006          2005
                                   -----------   -----------   -----------   -----------
Passenger revenue - mainline,
 as reported                       $   237,912   $   217,812   $   783,996   $   655,276
   Less: charter revenue                 3,688         4,251         7,293         7,959
Passenger revenue - mainline
 excluding charter                     234,224       213,561       776,703       647,317
   Add:  Passenger revenue -
    regional partner                    22,593        23,490        75,053        69,835
Passenger revenue, system
 combined                          $   256,817   $   237,051   $   851,756   $   717,152

4. This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.

SOURCE  Frontier Airlines Holdings, Inc.
    -0-                             01/25/2007
    /CONTACT: Joe Hodas of Frontier Airlines, +1-720-374-4504, jhodas@flyfrontier.com/
    /Web site:  http://www.vcall.com/IC/CEPage.asp?ID=113217 /
    /Web site:  http://www.frontierairlines.com /
    (FRNT)